EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in Registration Statements (Form S-3 No. 333-70967 and related Prospectus and Forms S-8 No. 2-80776, 33-2139, 33-7901, 33-15062, 33-43635, 33-62799, 33-59803, 333-82157 and
333-82161) of Albertson's, Inc. of our report dated March 17, 1999, with respect to the consolidated financial statements of American Stores Company included in its Annual Report (Form 10-K) for the year ended January 30, 1999, included in the current report on Form 8-K dated July 16, 1999, of Albertson's, Inc., filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Ernst & Young LLP
Salt Lake City, Utah
July 13, 1999

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